Exhibit 99.1

For Information Contact:
Brett Maas or Matt Hayden
Hayden Communications
(646) 536-7331
Brett@haydenir.com
Iteris Home Page: http://www. iteris.com

For Release at 1:05 p.m., PST 11/02/06

Iteris, Inc. Reports Fiscal Second Quarter Revenue Growth
of 14% to $14.5 Million

— Operating income for the second quarter increases to $1.1 million from a loss of
$(66,000) while double-digit growth trend continues —

Anaheim, California — November 02, 2006 — Iteris, Inc. (AMEX: ITI), a leader in vision-based technologies and Intelligent Transportation Systems that optimize traffic flow and enhance driver safety, today reported financial results for the second fiscal quarter ended September 30, 2006.

For the second quarter ended September 30, 2006, Iteris, Inc. (the “Company”) reported net sales and contract revenues of $14.5 million, representing a 13.8 percent increase compared to net sales and contract revenues of $12.7 million in the second quarter of the prior fiscal year. The increase from the prior year quarter was a result of a 20.0 percent increase in sales of Roadway Sensor video detection products, an 8.5 percent increase in revenues from Systems consulting services, and an 8.5 percent increase in Automotive Sensor revenues.

Gross profit as a percentage of total net sales and contract revenues for the quarter was 41.2 percent which is consistent with margins reported in the previous two quarters. Operating expenses during the quarter were $4.8 million representing a decrease of 12.4 percent from $5.5 million in the prior year period. This decrease was mainly as a result of

Iteris Reports Second Quarter Results
November 2, 2006

a decline in research and development expenses. Research and development expenses in the prior year quarter included activities related to new product launches in both Roadway and Automotive Sensors. Additionally, the decrease in research and development expenses was a result of a shift in engineering resources from development activities to product support activities incurred as a result of new product releases. The Company records product support activities as a cost of goods sold.

The Company reported operating income of $1.1 million for the quarter ended September 30, 2006 compared to an operating loss of $(66,000) in the second quarter of the prior fiscal year. Net income for the quarter ended September 30, 2006 was $732,000, or $0.03 per share compared to a net loss of $(155,000) or $(0.01) per share in the second quarter of the prior fiscal year.

For the six months ended September 30, 2006, net sales and contract revenues were $28.3 million or an increase of 14.1 percent compared to net sales and contract revenues of $24.8 million in the corresponding period of the prior fiscal year. Operating income for the six months ended September 30, 2006 was $1.9 million compared to a loss of $(384,000) in the corresponding period of the prior fiscal year. The Company reported net income of $1.0 million or $0.04 per share for the six months ended September 30, 2006 compared to a net loss of $(881,000) or $(0.03) per share for the corresponding period in the prior fiscal year.

 “I am particularly pleased with the progress the Company has made over the last quarter in terms of our operations and our financial position,” commented Jack Johnson, the Company’s President and Chief Executive Officer. “The revenue growth we experienced across all three divisions, coupled with lower operating expenses enabled the Company to significantly improve its profitability and demonstrate positive cash flow. We have also made great strides to improve our balance sheet by raising $2.0 million through the early exercise of outstanding warrants while in parallel entering into a new $8.0 million credit facility which is expected to considerably increase our borrowing capacity.”

Iteris Reports Second Quarter Results
November 2, 2006

As of September 30, 2006, the Company had 30.6 million shares of common stock outstanding and total stockholders’ equity of $22.7 million. On September 28, 2006, an existing shareholder exercised warrants to purchase 1,250,000 shares of the Company’s common stock for cash, resulting in proceeds of $2.0 million. The cash was used to pay down the Company’s revolving line of credit to $577,000, the balance outstanding on September 30, 2006. On October 20, 2006, the Company entered into an $8.0 million credit facility with a new senior lender replacing its previous $5.0 million facility. The new credit facility consists of a revolving line of credit and a $2.2 million term note, which is due in full in May 2008. The new two year credit facility is expected to provide the Company with additional borrowing capacity to fund working capital requirements and anticipated future growth.

Operational Highlights

Automotive Sensors:

•                  On October 26, 2006, the Company announced that Scania and DAF, two of Europe’s largest heavy truck manufactures will make the Iteris Lane Departure Warning (LDW) system available on their new series of long haul trucks. The LDW system is currently available as an OEM factory installed option on Mercedes, MAN, Iveco, Scania, and DAF trucks, as well as EvoBus and Neoplan luxury coaches in Europe and Freightliner trucks in the North America.

•                  In October 2006, at the Hanover truck show in Germany, the Company announced the availability of its LDW system for the European aftermarket.

•                  Sales of LDW systems in North America increased 176 percent for the three months ended September 30, 2006 compared to the corresponding period in the prior fiscal year and are up 166 percent for the six months ended September 30, 2006, adding diversity to the expanding customer base.

•                  To date, 36 US heavy truck fleets have selected the Iteris LDW system, collectively representing an estimated 18,600 vehicles.

•                  Testing of Iteris’ LDW systems continues with 55 heavy truck fleets which represent more than 118,000 vehicles.

•                  The Automotive Sensor segment has now recorded royalty revenues based on total shipments of approximately 37,400 units to Infiniti.

Iteris Reports Second Quarter Results
November 2, 2006

Systems Consulting:

•                  Approximately $7.3 million in new systems consulting contracts were signed during the quarter ended September 30, 2006. Systems consulting backlog at the end of the second fiscal quarter was $18.7 million, up from $16.6 million reported at the end of the prior quarter.

•                  On September 5, 2006, the Company announced that it has been awarded a $9.8 million prime contract from the Federal Highway Administration (FHWA) for the National Intelligent Transportation Systems (ITS) Architecture Evolution and Support Program. The contract continues the support Iteris has provided the FHWA over the past several years for developing a National ITS Architecture standard and its implementation across the country.

Roadway Sensors:

•                  Vantage sales in the second quarter were a record $7.0 million, which represents an increase of 20.0 percent from the prior year period and were $13.5 million for the six months ended September 30, 2006 which represents a 20.9 percent increase compared to the first six months of the prior year. This increase in Vantage sales was in part due to the benefits of product enhancements introduced during the prior year as well as recent changes to strengthen our distribution channels.

•                  On September 19, 2006, the Company announced that it has delivered a total of 50,000 Vantage cameras to its traffic management industry customers. Vantage vehicle detection systems are used in a variety of traffic control applications, such as improving traffic signal timing and detecting incidents on highways.

Conference Call

As previously announced, the Company will conduct a conference call with analysts and investors to discuss the financial results for the second fiscal quarter of 2007 today at 1:30 p.m., Pacific Time (4:30 p.m. Eastern Time). The Company will broadcast the conference call over the Internet. To listen to the webcast, please visit the Investor Relations page on Company’s website at www.iteris.com/CCBN/ir.html. The webcast will be recorded and available for replay until Thursday, November 30, 2006. To listen by phone, dial 1-617-213-8842 and use the pass code 41265939.

About Iteris, Inc.

Iteris, Inc. is a leading provider of outdoor vision systems and sensors that optimize the flow of traffic and enhance driver safety. Iteris combines outdoor image processing, traffic engineering, and information technology to offer a broad range of transportation and safety solutions. Iteris is headquartered in Anaheim, California. Investors are encouraged to visit our website at www.iteris.com.

Iteris Reports Second Quarter Results
November 2, 2006

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us. Words such as ‘‘anticipates,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘seeks,’’ ‘‘estimates,’’ ‘‘may,’’ ‘‘will,’’ and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to statements about our future performance, operating results and working capital needs, our future market opportunities and the timing of adoption, purchases and installations of our products by manufacturers. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Accordingly, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, our ability to secure additional systems consulting contracts and to further expand our Vantage and LDW sales; the market acceptance of our technologies and our customers’ ability to achieve market acceptance of products that incorporate our technologies; our customers’ ability to meet their planned manufacturing and sales schedules; the potential unforeseen impact of product offerings from competitors and other competitive pressures; our ability to specify, develop, complete, introduce, market and transition our products and technologies to volume production in a timely manner; the timing and successful completion of customer qualification of our products and the risks of non-qualification; the ability of our partner, Valeo, to expand sales of LDW systems into the passenger car markets; the availability of components used in the manufacture of certain of our products; the effectiveness of our cost and expense reduction efforts; warranty and support issues; and the general economic and political conditions and specific conditions in the markets we address, including the general economic slowdown and volatility in the technology sector, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and other locations. Further information on Iteris, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and our other SEC filings that are available through the SEC’s website (www.sec.gov).

ITERIS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2006	March 31, 2006
	(unaudited)
ASSETS:
Cash	$19	$131
Trade accounts receivable, net	12,462	11,426
Costs and estimated earnings in excess of billings on uncompleted contracts	3,033	2,693
Inventory	4,792	2,814
Prepaid expenses and other current assets	504	368
Deferred tax assets	2,236	1,608
Property and equipment, net	1,745	1,783
Goodwill	27,774	27,774
Intangible assets, net	478	551
Other assets	438	485
Total assets	$53,481	$49,633

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other current liabilities	$14,940	$12,267
Revolving line of credit	577	2,662
Deferred gain on sale of building	307	449
Deferred compensation plan liability	788	820
Long term debt	1,429	2,183
Convertible debentures, net	9,307	9,203
Total liabilities	27,348	27,584
Redeemable common stock	3,414	3,414
Total stockholders’ equity	22,719	18,635
Total liabilities and stockholders’ equity	$53,481	$49,633

ITERIS, INC.
UNAUDITED CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2006	2005	2006	2005

Net sales and contract revenues:
Net sales	$9,323	$7,975	$17,923	$15,500
Contract revenues	5,143	4,740	10,359	9,294
Total net sales and contract revenues	14,466	12,715	28,282	24,794
Costs and expenses:
Cost of net sales	5,296	4,236	10,054	7,991
Cost of contract revenues	3,213	3,037	6,552	6,006
Gross profit	5,957	5,442	11,676	10,797
Operating expenses:
Selling, general and administrative expenses	3,985	4,086	7,986	7,914
Research and development expenses	771	1,370	1,774	3,116
Deferred compensation plan expense	34	16	(32)	78
Amortization of intangible assets	37	36	73	73
Total operating expenses	4,827	5,508	9,801	11,181
Income (loss) from operations	1,130	(66)	1,875	(384)
Non-operating income (expense):
Other income (expense), net	45	86	(645)	38
Interest expense, net	(424)	(358)	(810)	(710)

Income (loss) before income taxes	751	(338)	420	(1,056)
Income tax benefit (provision)	(19)	183	591	175
Net income (loss)	$732	$(155)	$1,011	$(881)

Earnings (loss) per share:
Basic earnings (loss) per share	$0.03	$(0.01)	$0.04	$(0.03)
Diluted earnings (loss) per share	$0.02	$(0.01)	$0.03	$(0.03)

Shares used in calculating earnings (loss) per share:
Basic	28,882	28,106	28,637	28,084
Diluted	33,020	28,106	32,694	28,084